Exhibit 99.1

Build-A-Bear Workshop, Inc. Reports Fiscal 2007 Fourth-Quarter and Full-Year Results

  Fourth quarter total revenue increased 3% to $147.4 million. Full-year total revenue increased 9% to $474.4 million.
  Sales from European operations increased 49% to $23.5 million and operating income increased 55% to $5.1 million in fourth quarter 2007 vs. fourth quarter 2006.
  Fourth quarter diluted EPS are $0.48 including costs associated with an inventory write-off of $0.08 per share and expenses associated with the review of strategic alternatives of $0.01 per share.
  Full year diluted EPS were $1.10 including costs associated with an inventory write-off of $0.08 per share and expenses associated with the review of strategic alternatives of $0.03 per share.

ST. LOUIS--(BUSINESS WIRE)--Build-A-Bear Workshop, Inc. (NYSE: BBW), an interactive entertainment retailer of customized stuffed animals, today reported results for the 2007 fourth quarter and full year. Fiscal 2007 fourth quarter (13 weeks ended Dec. 29, 2007) total revenue increased 3% to $147.4 million, compared to $143.3 million in the fiscal 2006 fourth quarter (13 weeks ended Dec. 30, 2006). Fiscal 2007 full year (52 weeks ended Dec. 29, 2007) total revenue increased 9% to $474.4 million, compared to $437.1 million in the fiscal 2006 full year (52 weeks ended Dec. 30, 2006).

“Our 2007 results reflect the current challenges in the retail environment,” said Build-A-Bear Workshop Chairman and Chief Executive Bear, Maxine Clark. “Our 2008 plan balances our long term business goals while recognizing these near term challenges. While our full market potential in North America remains more than 350 stores, we will slow new store growth this year to approximately 20 stores, down from 39 new stores in 2007. This allows us to focus on building our long term brand value with the addition of our virtual world, buildabearville.com. Our strategy has always been to put our brand wherever families and children go to have fun and our investment in buildabearville.com recognizes the emerging trend of kids' interaction and play in the online space. We believe we are strongly positioned to lead in this space with over 60 million stuffed animals sold and over 24 million households in our database. In addition to leveraging buildabearville.com to bring traffic to our stores, our ongoing marketing and merchandise plans balance initiatives to attract new Guests and retain existing Guests. While our near term sales trends reflect the continuing decline in consumer spending, we believe that our business plan, superior store economic model, strong cash flow, and flexible capital structure will deliver long term sales and earnings growth.”

As announced in June 2007, the Company retained Lehman Brothers to assist it and the Board of Directors in an analysis and consideration of a broad range of strategic alternatives to enhance long-term shareholder value. This review of potential strategic alternatives is continuing. “While we hoped to have concluded this process by now, its timing has been complicated by a significant tightening of the financing markets and the general weakness in the retail environment,” added Clark. However, we currently expect that the Board will conclude its review by the end of the first quarter.”

There is no assurance that the conclusion of this process will result in any changes to the Company’s current business plans or lead to any specific action or transaction. As before, the Company does not expect to disclose further developments regarding its review of potential strategic alternatives until the review has been completed.

Fiscal 2007 Fourth Quarter Financial Results

Fiscal 2007 fourth quarter total revenue includes net retail sales of $144.8 million, an increase of $3.5 million or 2% compared to last year’s fourth quarter. Net retail sales growth benefited from new stores opened during the past 12 months in North America, an increase in sales from European operations of $7.7 million, and an increase in Internet sales of 9% to $5.2 million. Comparable store sales in North America declined 12.6% compared to a decline of 10.4% in the 2006 fourth quarter.

Net retail sales from European operations totaled $23.5 million in the 2007 fourth quarter, compared to $15.8 million in the 2006 fourth quarter, an increase of 49%. Operating income from European operations totaled $5.1 million in the 2007 fourth quarter, compared to $3.3 million in the 2006 fourth quarter, an increase of 55%.

“We are pleased with the growth and improvement delivered by our European operations,” said Clark. “We are gaining positive traction in the United Kingdom; our brand building and store operation strategies are delivering results.”

Fiscal 2007 fourth quarter net income was $9.9 million, or $0.48 per diluted share. The 2007 fourth quarter net income includes costs associated with an inventory write-off of $1.6 million and costs associated with the review of strategic alternatives of $0.3 million. Fiscal 2006 fourth quarter net income was $15.4 million or $0.75 per diluted share. The 2006 fourth quarter benefited from an adjustment to the Company’s loyalty program of $3.1 million.

During the 2007 fourth quarter, the company opened eight new Build-A-Bear Workshop (BABW) retail stores in North America, as planned, compared with opening six new BABW stores and one new friends 2B made® store during the 2006 fourth quarter. The company also opened three new stores in the United Kingdom and one new store in France in the 2007 fourth quarter. During 2007 the company opened 50 new stores – 39 in North America, eight in the United Kingdom and three in France ending the year with a total of 272 company-owned stores in North America and 49 in Europe.

Fiscal 2007 Full Year Results

Fiscal 2007 total revenue includes net retail sales of $468.2 million, an increase of $35.6 million, or 8 % compared to fiscal 2006. Net retail sales growth benefited from new stores opened during the past 12 months in North America, an increase in sales from European operations of $26.3 million, and an increase in Internet sales of 13% to $12.2 million. Comparable store sales in North America declined 9.9% compared to a decline of 6.5% in fiscal 2006.

Net retail sales from European operations totaled $59.0 million in the 2007 full year, compared to $32.7 million in the 2006 full year, an increase of 80%. Operating income from European operations totaled $0.7 million in 2007 fiscal year compared to a loss of $1.5 million in 2006 fiscal year.

Fiscal 2007 full year net income was $22.5 million, or $1.10 per diluted share. The 2007 full year net income includes costs associated with an inventory write-off of $1.5 million and costs associated with the review of strategic alternatives of $0.7 million.

Fiscal 2006 full year net income was $29.5 million, or $1.44 per diluted share. The 2006 full year net income included distribution center transition costs of $1.0 million and benefited from an adjustment to the Company’s loyalty program of $2.2 million.

On April 2, 2006 the company completed the acquisition of The Bear Factory Limited, a United Kingdom-based stuffed animal retailer, and the acquisition of Amsbra, Ltd., the company’s former franchisee in the United Kingdom. Therefore, the Company’s results for fiscal 2006 reflect the impact of this acquisition for only a portion of the period. Furthermore, during the 2007 third quarter the Company opened its first company-owned stores in France.

International Franchising

During fiscal 2007 fourth quarter, international franchisees opened seven new stores. For the 2007 full year franchisees opened 22 new stores and closed three stores, ending the year with 53 stores located in 15 countries. The Company currently has franchise agreements covering 21 countries and anticipates franchisees will open 15 to 20 new stores in 2008.

Fiscal 2008 Outlook

The Company’s policy is to not provide forward looking guidance until the Board’s review of potential strategic alternatives is complete. However, the fiscal 2008 (53 weeks ended Jan. 3, 2009) business plan is based upon the following plans and assumes a continued challenging economic environment with modest improvement expected in the second half of the year.

  Slower new store growth compared to fiscal 2007 while continuing to grow total revenues through the addition of approximately 25 new company-owned stores – approximately 20 new stores in North America (vs. 39 new stores in 2007) and approximately five new stores in Europe (vs. 11 new stores in 2007) -- and an additional week in fiscal 2008 (53- week year).
  Opening 15 to 20 new stores by international franchisees.
  Continued investment of 7.0% to 7.5% of total revenues in marketing programs aimed at increasing brand awareness and store traffic, including programs supporting the Build-A-Bear Workshop retail stores and brand, our Stuff Fur Stuff® club loyalty program, and our buildabearville.com virtual world.
  Investment in development and ongoing support of our buildabearville.com virtual world.
  Capital expenditures in the range of $25 to $30 million.

Today’s Conference Call Webcast

Build-A-Bear Workshop will host a live Internet webcast of its quarterly investor conference call at 9 a.m. EST today. The broadcast may be accessed at our investor relations Web site, http://IR.buildabear.com. The call is expected to conclude by 10 a.m.

A replay of the conference call webcast will be available in the investor relations Web site for one year. A telephone replay will be available beginning at approximately noon EST today until midnight on Feb. 28, 2008. The telephone replay is available by calling (617) 801-6888. The access code is 55848039.

About Build-A-Bear Workshop, Inc.

Build-A-Bear Workshop, Inc. is the only global company that offers an interactive make-your-own stuffed animal retail-entertainment experience. The company currently operates more than 370 Build-A-Bear Workshop stores worldwide, including company-owned stores in the U.S., Puerto Rico, Canada, the United Kingdom, Ireland and France, and franchise stores in Europe, Asia, Australia and Africa. Founded in St. Louis in 1997, Build-A-Bear Workshop is the leader in interactive retail. Brands include make-your-own Major League Baseball® mascot in-stadium locations, Build-A-Dino® stores and friends 2B made® doll locations. In December 2007, Build-A-Bear Workshop extended its in-store interactive experience online with the launch of its virtual world at www.buildabearville.com. Build-A-Bear Workshop (NYSE: BBW) posted total revenue of $474 million in fiscal 2007. For more information, call 888.560.BEAR (2327) or visit the company’s award-winning Web sites at www.buildabear.com and www.friends2bmade.com.

Forward-Looking Statements

This press release contains "forward-looking statements" (within the meaning of the federal securities laws) which represent Build-A-Bear Workshop expectations or beliefs with respect to future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: we may be unable to generate interest in and demand for our interactive retail experience, or to identify and respond to consumer preferences in a timely fashion; we do not know the results of the strategic alternatives evaluation process announced on June 28, 2007 or whether the process will result in any changes to the company’s current business plans or lead to any specific action or transaction; our marketing and on-line initiatives may not be effective in generating sufficient levels of brand awareness and guest traffic; we may be unable to generate comparable store sales growth; we may be unable to open new stores or may be unable to effectively manage our growth; we may be unable to effectively manage our international franchises or laws relating to those franchises may change; we may be unable to realize some of the expected benefits of the acquisition of Amsbra and Bear Factory including making these operations profitable; customer traffic may decrease in the shopping malls where we are located, on which we depend to attract guests to our stores; general economic conditions may deteriorate, which could lead to disproportionately reduced consumer demand for our products, which represent relatively discretionary spending; our market share could be adversely affected by a significant, or increased, number of competitors; we may lose key personnel, be unable to hire qualified additional personnel, or experience turnover of our management team; the ability of our principal vendors to deliver merchandise may be disrupted; the availability and costs of our products could be adversely affected by risks associated with international manufacturing and trade; high petroleum products prices could increase our inventory transportation costs and adversely affect our profitability; we may be unable to realize the anticipated benefits from our company-owned distribution center; fluctuations in our quarterly results of operations could cause the price of our common stock to substantially decline; we may fail to renew, register or otherwise protect our trademarks or other intellectual property; we may have disputes with, or be sued by, third parties for infringement or misappropriation of their proprietary rights; we may be unable to renew or replace our store leases, or enter into leases for new stores on favorable terms or in favorable locations, or may violate the terms of our current leases; we may suffer negative publicity or be sued due to violations of labor laws or unethical practices by manufacturers of our merchandise; and we may improperly obtain or be unable to protect information from our guests in violation of privacy or security laws or expectations. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company's forward-looking statements are included in the Company's filings with the SEC, including as described in the Company's annual report on Form 10-K for the fiscal year ended December 30, 2006. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	13 Weeks		13 Weeks
	Ended		Ended
	December 29	% of Total	December 30,	% of Total
	2007	Revenues (1)	2006	Revenues (1)
Revenues:
Net retail sales	$144,826	98.3	$141,298	98.6
Franchise fees	1,272	0.9	1,546	1.1
Licensing revenue	1,302	0.9	421	0.3
Total revenues	147,400	100.0	143,265	100.0
Costs and expenses:
Cost of merchandise sold	77,900	53.8	67,329	47.7
Selling, general and administrative	54,000	36.8	50,405	35.2
Store preopening	928	0.6	634	0.4
Interest expense (income), net	(241)	(0.2)	(173)	(0.1)
Total costs and expenses	132,587	90.0	118,195	82.5
Income before income taxes	14,813	10.0	25,070	17.5
Income tax expense	4,935	3.3	9,638	6.7
Net income	$9,878	6.7	$15,432	10.8

Earnings per common share:
Basic	$0.49		$0.76

Diluted	$0.48		$0.75

Shares used in computing common per share amounts:
Basic	20,280,144		20,272,058
Diluted	20,415,075		20,586,557

(1) Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold which is expressed as a percentage of net retail sales. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales and rounding.
BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	52 Weeks		52 Weeks
	Ended		Ended
	December 29,	% of Total	December 30,	% of Total
	2007	Revenue (1)	2006	Revenue (1)
Revenues:
Net retail sales	$468,168	98.7	$432,572	99.0
Franchise fees	3,577	0.8	3,521	0.8
Licensing revenue	2,616	0.6	979	0.2
Total revenues	474,361	100.0	437,072	100.0
Costs and expenses:
Cost of merchandise sold	259,078	55.3	227,509	52.6
Selling, general and administrative	177,375	37.4	158,712	36.3
Store preopening	4,416	0.9	3,958	0.9
Interest expense (income), net	(1,531)	(0.3)	(1,530)	(0.4)
Total costs and expenses	439,338	92.6	388,649	88.9
Income before income taxes	35,023	7.4	48,423	11.1
Income tax expense	12,514	2.6	18,933	4.3
Net income	$22,509	4.7	$29,490	6.7

Earnings per common share:
Basic	$1.11		$1.46

Diluted	$1.10		$1.44

Shares used in computing common per share amounts:
Basic	20,256,790		20,169,814
Diluted	20,449,959		20,468,256

(1) Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold which is expressed as a percentage of net retail sales. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales and rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(dollars in thousands, except share and per share data)

	December 29,	December 30,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$66,303	$53,109
Inventories	48,638	50,905
Receivables	7,068	7,389
Prepaid expenses and other current assets	14,624	11,805
Deferred tax assets	3,606	2,388
Total current assets	140,239	125,596

Property and equipment, net	139,520	130,347
Goodwill	42,840	42,327
Investment in affiliate	4,307	603
Other intangible assets, net	5,063	2,873
Other assets, net	7,604	3,424
Total Assets	$339,573	$305,170

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$45,086	$45,982
Accrued expenses	15,439	16,301
Gift cards and customer deposits	34,567	28,128
Deferred revenue	8,708	6,454
Total current liabilities	103,800	96,865

Deferred franchise revenue	2,511	2,297
Deferred rent	38,046	34,754
Income taxes payable	1,098	-
Other liabilities	510	811

Stockholders' equity:
Common stock, par value $0.01 per share	207	205
Additional paid-in capital	88,388	88,866
Accumulated other comprehensive income	6,314	5,182
Retained earnings	98,699	76,190
Total stockholders' equity	193,608	170,443
Total Liabilities and Stockholders' Equity	$339,573	$305,170

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Selected Financial and Store Data
(dollars in thousands, except square foot data)

	13 Weeks	13 Weeks	52 Weeks	52 Weeks
	Ended	Ended	Ended	Ended
	December 29	December 30,	December 29,	December 30,
	2007	2006	2007	2006

Other financial data:
Gross margin ($) (1)	$66,926	$73,969	$209,090	$205,063
Gross Margin (%) (1)	46.2%	52.3%	44.7%	47.4%
Capital expenditures, net	$7,956	$6,019	$34,044	$53,520
Depreciation and amortization	$7,020	$6,660	$26,227	$22,394
Sales over the Internet	$5,195	$4,752	$12,187	$10,767

Store data (2):
Number of stores at end of period
North America			272	233
Europe			49	38
Total stores			321	271

Store square footage at end of period
North America			810,208	712,299
Europe (3)			72,188	56,701
Total square footage			882,396	769,000

Net retail sales per gross square foot (4)
Store Age > 5 years (103 stores in 2007, 66 stores in 2006)			$517	$577
Store Age 3-5 years (65 stores in 2007, 80 stores in 2006)			$537	$556
Store Age < 3 years (65 stores in 2007, 54 stores in 2006)			$497	$592
All comparable stores			$516	$573

Comparable store sales change (%) (5)
Store Age > 5 years (103 stores in 2007, 66 stores in 2006)			(8.3)%	(5.2)%
Store Age 3-5 years (65 stores in 2007, 80 stores in 2006)			(10.2)%	(6.3)%
Store Age < 3 years (65 stores in 2007, 54 stores in 2006)			(13.0)%	(9.4)%
Total comparable store sales change	(12.6)%	(10.4)%	(9.9)%	(6.5)%

(1)Gross margin represents net retail sales less cost of merchandise sold. Gross margin percentage represents gross margin divided by net retail sales.
(2)Excludes our webstore and seasonal and event-based locations.
(3)Square footage for stores located in Europe is estimated selling square footage and includes stores in the United Kingdom, Ireland and France.

(4)Net retail sales per gross square foot represents net retail sales from stores open throughout the entire period divided by the total gross square footage of such stores. As such, stores in the UK are excluded from the calculation. Calculated on an annual basis only.

(5)Comparable store sales percentage changes are based on net retail sales and stores are considered comparable beginning in their thirteenth full month of operation. As such, stores in the UK are excluded from the calculation.

CONTACT:
Build-A-Bear Workshop, Inc.
Investors:
Molly Salky, 314-423-8000 x5353
or
Media:
Jill Saunders, 314-423-8000 x5293